UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 25, 2010

Dear Member:

You are cordially invited to the annual meeting of the members of Lincolnway Energy, LLC, which will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, on Thursday, February 25, 2010, at 6:30 p.m.

The following documents are being provided to you along with this letter:

1.	Notice of Annual Meeting of Members
2.	Proxy Statement
3.	Ballot
4.	2009 Annual Report
5.	A return envelope

There are two items on the ballot for the meeting.  One item is the election of directors.  There are three candidates for the three director positions that need to be filled at the meeting.  The other item on the ballot is the ratification of the selection of McGladrey & Pullen, LLP as Lincolnway Energy, LLC's independent auditor for the fiscal year ending September 30, 2010.

It is important that your units be represented and voted at the meeting. The Directors therefore urge you to review the materials being provided to you, and then complete, sign and date your ballot and promptly return it in the enclosed envelope. This will also help ensure a quorum at the meeting and may save Lincolnway Energy, LLC the expenses and extra work of additional solicitation. If you attend the meeting and want to change your vote, you will be able to obtain a new ballot at the meeting. You also can, however, wait to vote by ballot at the meeting.

On behalf of the Directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you at the meeting.

Sincerely,

/s/ Jeff Taylor
Jeff Taylor, Chairman

LINCOLNWAY ENERGY, LLC
_______________________

NOTICE OF ANNUAL MEETING OF MEMBERS
February 25, 2010
_______________________

To the Members:

You are cordially invited to the annual meeting of the members of Lincolnway Energy, LLC that will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, on Thursday, February 25, 2010 at 6:30 p.m. for the following purposes:

1.	To elect three directors;

2.	To ratify the selection of McGladrey & Pullen, LLP as Lincolnway Energy, LLC's independent auditor for the fiscal year ending September 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only members of record on January 25, 2010, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

Whether or not you expect to attend the meeting, the Directors urge you to please promptly complete, sign and date your ballot, and return the ballot in the enclosed envelope.  This will help ensure a quorum at the meeting, and may save Lincolnway Energy, LLC the expenses and extra work of additional solicitation.  If you attend the meeting and want to change your vote, you will be able to do so if you notify the chairperson or the secretary of the meeting at any time before the vote of the members is taken at the meeting.  You will then be provided with another ballot to complete and deliver at the meeting.  You also can, however, wait to vote by ballot at the meeting.

The accompanying Proxy Statement describes in more detail the matters to be voted upon at the meeting.

A copy of the 2009 Annual Report, which includes financial statements, is also enclosed.

By Order of the Directors,

/s/ Kurt Olson
Kurt Olson, Secretary
Nevada, Iowa
January 25, 2010

LINCOLNWAY ENERGY, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PROXY STATEMENT FOR ANNUAL MEETING OF MEMBERS
TO BE HELD ON FEBRUARY 25, 2010

GENERAL INFORMATION

This Proxy Statement is being provided by Lincolnway Energy, LLC ("Lincolnway Energy") in connection with the annual meeting of the members which will be held on February 25, 2010, at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any adjournment or postponement thereof (the "Meeting").  If you need directions to the Holiday Inn Ames Conference Center, please call Lincolnway Energy at (515) 232-1010.  This is a change in location from last year’s annual meeting.

If a ballot is properly completed and timely returned, the units it represents will be voted at the Meeting in accordance with the specifications provided in the ballot.  If a member returns the ballot to Lincolnway Energy prior to the Meeting, but attends the Meeting and wants to change the member's vote, the member may do so if the member notifies the chairperson or the secretary of the Meeting at any time before the vote of the members is taken at the Meeting.  The member will then be provided with another ballot to complete and deliver at the Meeting.

This Proxy Statement and the accompanying ballot were first mailed to members on or around January 25, 2010.  The cost of the preparation, distribution and handling of this Proxy Statement and the ballots will be borne by Lincolnway Energy.

The ballot is solicited on behalf of the Directors of Lincolnway Energy.

Important Notice Regarding the Availability of Proxy Materials for the Member Meeting to be Held on February 25, 2010.

This Proxy Statement and the 2009 Annual Report are available at www.lincolnwayenergy.com, under the "INVESTORS" section of that website.

VOTING SECURITIES

Only members of record as of the close of business on January 25, 2010 are entitled to notice of, and to vote at, the Meeting.

Lincolnway Energy's authorized units consist of a single class of units, with no par value ("Units").  There were 42,049 Units outstanding on January 25, 2010.  Those Units were held by 967 different members.  Each member has one vote for each Unit held by the member.

The members holding at least twenty-five percent (25%) of the outstanding Units will constitute a quorum of the members for the Meeting.  A member attending the Meeting will be counted for purposes of establishing a quorum for the Meeting.  A member voting by a proxy, or by a ballot which is properly completed and timely returned to Lincolnway Energy prior to the Meeting, will also be deemed present at the Meeting and counted for purposes of establishing a quorum for the Meeting.  In order for a ballot to be timely returned, the ballot must be received at the principal office of Lincolnway Energy by no later than 3:00 p.m. on February 25, 2010.

If a quorum is present or represented at the Meeting, the vote of a plurality of the Units which are voted on the election of the directors will be the act of the members on that matter.  A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.  There are, however, only three nominees for the three director positions which need to be filled at the meeting, so each of the nominees will be elected as a director as long as they each receive at least one vote.

If a quorum is present or represented at the Meeting, the vote of the members holding at least a majority of the Units which are represented at the Meeting (in person or by proxy or ballot) will be the act of the members with respect to the ratification of the selection of Lincolnway Energy's independent auditor.

Votes withheld and abstentions and broker non-votes represented at the Meeting will be counted for quorum purposes, but will not be counted as votes cast for or against any of the matters to be voted upon at the Meeting.

Lincolnway Energy's Amended and Restated Operating Agreement provides that voting by the members may be taken by written ballot if authorized by the Directors.  The Directors have authorized the use of a ballot for the Meeting, and a ballot is being provided to you along with this Proxy Statement.

Lincolnway Energy will tabulate the results of the voting by the ballots which are returned before and at the Meeting, and will announce those results at the conclusion of the Meeting.  If you return your ballot to Lincolnway Energy prior to the Meeting, but you attend the Meeting and want to change your vote, you will be permitted to do so if you notify the chairperson or the secretary of the Meeting at any time before the vote of the members is taken at the Meeting.  You will then be provided with another ballot to complete and deliver at the Meeting.  The vote of the members at the Meeting will be taken by a ballot in the same form being provided along with this proxy statement.

No member proposals will be able to be made or acted upon at the Meeting, and no member action will otherwise be able to be taken at the Meeting, other than the vote on the election of three directors and the ratification of the selection of Lincolnway Energy's independent auditor as described in this proxy statement.

ELECTION OF DIRECTORS

Lincolnway Energy has nine directors.  Each director is elected to a three year term and until his or her successor is elected and qualified.  The terms of the directors are staggered, so that the term of three directors expire in one year, three expire the next year, and three expire the following year.

The term of three directors will expire at the Meeting, so one of the purposes of the Meeting is to elect three directors for Lincolnway Energy.  The directors who are elected at the meeting will each serve a three term and until their successor is elected and qualified.  The three nominees for those director positions are identified below.

Lincolnway Energy has three processes by which an individual can be nominated for election as a director.  Those processes are set out in Section 4.3 of the Amended and Restated Operating Agreement of Lincolnway Energy.

One of those processes requires nominations from the Directors or a nominating committee established by the Directors, because Section 4.3 of the Amended and Restated Operating Agreement provides that the Directors, or a nominating committee established by the Directors, shall prepare a list of nominees for each director position to be filled at the next annual meeting of the members.  Lincolnway Energy has a nominating committee, and the nominating committee, with the unanimous approval of the Directors, has nominated three individuals for election as a director at the Meeting.

Another process authorized by Section 4.3 of the Amended and Restated Operating Agreement is that the Directors may, pursuant to an agreement with any person, permit the person to designate a nominee or nominees for election as a director.  The only agreement that grants that right to another person is Lincolnway Energy's Amended and Restated Grain Handling Agreement with Heart of Iowa Cooperative.  Under that agreement, Heart of Iowa Cooperative may designate one individual for election as a director of Lincolnway Energy if a prior designee of Heart of Iowa Cooperative is not then serving as a director.  Heart of Iowa Cooperative does not currently have a prior designee serving as a director, but Heart of Iowa Cooperative elected to not designate an individual as a nominee for election as a director at the Meeting.

The other process provided for in Section 4.3 of the Amended and Restated Operating Agreement allows any member or members owning at least five percent of the outstanding Units to nominate any individual for election as a director by submitting a written nomination petition to Lincolnway Energy within the time period provided for in Section 4.3.  The nominee must also provide Lincolnway Energy with the nominee statement contemplated by Section 4.3.  No nominees were nominated pursuant to the member nomination process.

No nominations for any director position may be made from the floor at any meeting of the members.

The Directors anticipate that all nominees will be able to serve, if elected, but if any nominee is unable to serve at the time of election, any vote for that nominee will not be counted and will not be cast for any other nominee.

There are three director positions to be filled, and there are three nominees to fill those three positions.  You can vote for less than three nominees.  In that case, your vote for the nominee or two nominees designated by you will be counted, and you will be deemed to have withheld voting for all of the other nominees.  If you return a ballot but you do not vote for any of the nominees, you will be deemed to have withheld voting for any of the nominees.  You will in each case still be deemed present for purposes of establishing a quorum for the Meeting.

There must be at least twenty-five percent of the outstanding Units represented at the Meeting (in person or by proxy or ballot) in order for there to be a quorum for the Meeting.  If a quorum is present or represented at the Meeting, the vote of a plurality of the Units which are voted on the election of the directors will be the act of the members on that matter.  A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.  As noted above, however, there are only three nominees for the three director positions which need to be filled at the Meeting.  The nominees will therefore be elected as directors as long as they receive at least one vote.

Directors Continuing In Office After the Meeting.

The following paragraphs provide some information regarding the Directors whose term extends beyond the date of the Meeting.

Brian Conrad.  Brian Conrad has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the annual meeting of the members which will be held in 2011.  He has served as the vice chairman of Lincolnway Energy since May, 2008.  Brian has been employed with John Deere Credit since 1988, and has held various positions with John Deere Credit, including in credit operations and sales and marketing.  His current position with John Deere is Business Development Manager for the Western U.S. with John Deere Wind Energy.  In that capacity, Brian has responsibility for working with wind developers and negotiating the acquisition of wind projects.  Brian is 48.

Timothy Fevold.  Tim Fevold has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the annual meeting of the members which will be held in 2011.  Tim served as the secretary of Lincolnway Energy from its organization in May, 2004 until April, 2008.  He has been employed by Hertz Farm Management, Inc., based in Nevada, Iowa, since 1982.  He is an Accredited Farm Manager and a licensed real estate broker.    Tim is 49.

Jeff Taylor.  Jeff Taylor has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the annual meeting of the members which will be held in 2011.  Jeff served as the vice president/vice chairman of Lincolnway Energy from its organization in May, 2004 until April, 2008.  He has served as the chairman of Lincolnway Energy since May, 2008.  Jeff has been self-employed as a farmer since 1988.  Jeff is 43.

William Couser.  Bill Couser has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the annual meeting of the members which will be held in 2012.  He served as the chairman of Lincolnway Energy from the organization of Lincolnway Energy in May, 2004 until April, 2008.  He also served as the interim president and CEO of Lincolnway Energy from May, 2004 until July 13, 2005.  Bill has served as a director of the Iowa Renewable Fuels Association for the past five years and is currently serving as its president.  He is also serving this year as director of the Iowa Cattlemen's Association and Iowa Institute for Coops.  Bill has been self-employed as a farmer since 1977.  His farming operations include row crops and cattle.  Bill is 55.

Rick Vaughan.  Rick Vaughan has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members which will be held in 2012.  Rick has been the General Manager of Prairie Land Cooperative since February 1995.  Rick is 50.

Terrill Wycoff.  Terry Wycoff has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the annual meeting of the members which will be held in 2012.  Terry has also served as the treasurer of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  He has been employed by First National Bank, Ames, Iowa for approximately 48 years, and currently serves as the executive vice president of First National Bank.  He is also a member of the board of directors of First National Bank.  Terry is 67.

The three other Directors are up for re-election, and similar information regarding those Directors is provided in "Nominees for Director" below.

Nominees for Director.

The term of three directors will expire at the Meeting, so three directors need to be elected at the Meeting.  The individuals who are elected to those three director positions will each serve until the annual meeting of the members which will be held in 2013 and until their successors are elected and qualified.

The nominating committee of the Directors, with the unanimous approval of the Directors, has nominated three individuals for election as a director at the Meeting.  The following paragraphs provide some information regarding those nominees.  The nominees are presented in alphabetical order in the following paragraphs.  The Directors recommend the election of the three nominees.

James Hill.  Jim Hill has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004.  His current term as a director will end at the Meeting.  Jim has been self-employed as a farmer since 1972.  Jim has been involved in cattle industry organizations, and has served as chairman of the Iowa Beef Industry Council and president of the Iowa Cattlemen's Association.  He also served as president of the board of directors of Ellsworth Williams Coop during its merger with Prairie Land Coop.  He has served as an advisory council member for Farm Credit Services of America since approximately 1994.  Jim is 64.

Richard Johnson.  Dick Johnson has been a director of Lincolnway Energy since July 27, 2007, and his current term as a director will end at the Meeting.  Dick has been a self-employed certified public accountant since 2003.  He has served since 2006 as a director of a bank holding company, Ogden Bancshares, and as a director of its subsidiaries, Ames Community Bank and Vision Bank of Iowa.  He also has served as a director of EMC National Life Insurance Company (EMCNL) since 2003 and has been a director and treasurer of Petroleum Marketers Management Insurance Company (PMMIC) since 2000.  Dick serves as a member of the audit committee of Ogden Bancshares and is chairman of the audit committees for EMCNL and PMMIC.  He also served as the elected auditor of the State of Iowa from 1979 to 2003.  Dick completed a six year term on December 31, 2006 as a trustee of the Financial Accounting Foundation, which is the board that oversees and provides board member selection and funding of the national Accounting Standards Boards.  Dick served as a member of the Iowa Accountancy Examining Board from January 2003 to May 2009.  The Accountancy Board licenses and regulates certified public accountants and accounting practitioners in the State of Iowa.  Dick is 74.

Kurt Olson.  Kurt Olson has been a director of Lincolnway Energy since July 27, 2007, and his current term as a director will end at the Meeting.  Kurt has served as the secretary of Lincolnway Energy since May, 2008.  Kurt graduated in 1978 from Iowa State University in ag-economics and has been actively involved in business operations and management of real estate in central Iowa for the past 28 years.  He was employed with Litchfield Realty Company from 1987 to 2003.  He served as the president of Litchfield Realty Company and its subsidiaries, AgServ Company and FarmLand Real Estate and Management, LC.  The business of AgServ Company included a grain elevator, an agronomy supplier, a feed manufacturer and a soybean seed processor.  FarmLand Real Estate and Management, LC markets crop insurance and manages farmland, and Kurt purchased the company in 2003.  Kurt is 53.

Director Independence.

The Directors have determined that each of the directors, and all nominees for election as a director as set out in this proxy statement, meet the standards of independence under the Governance Guidelines and applicable NASDAQ Stock Market listing standards, including that each director and nominee for election as a director is free of any relationship that would interfere with his individual exercise of independent judgment.

Committees of the Directors.

Nominating and Company Governance Committee.  Lincolnway Energy has a nominating and company governance committee ("nominating committee") which is to be comprised of not less than three Directors.  The members of the nominating committee since May 28, 2008 and through the time of the mailing of this proxy statement were Rick Vaughan, Terry Wycoff, Kurt Olson and Richard Johnson.  James Hill, Kurt Olson and Richard Johnson were the members of the nominating committee from October 17, 2007 until May 28, 2008.  The nominating committee held two meetings during the fiscal year ended September 30, 2009.  All of the members of the nominating committee attended that meeting.

The nominating committee has a charter.  A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was provided along with the proxy statement for the annual meeting of the members which was held on February 16, 2009.

The general functions performed by the nominating committee are to:

•	oversee the governance of Lincolnway Energy, including the operations of the Directors and its committees;

•	identify individuals qualified to become directors and recommend nominees for election as director;

•	monitor developments in corporate governance practices; and

•	oversee Lincolnway Energy's compliance with legal and regulatory requirements.

The nominating committee reviews with the Directors the skills and characteristics that should be required of director nominees in the context of the current skill sets and characteristics of the existing directors and the circumstances of the business and operations of Lincolnway Energy at the time of the recommendation.  The nominating committee attempts to determine the appropriate characteristics, skills and experiences for the Directors as a whole and for individual directors, with the objective of having an overall board with diverse backgrounds and experience in business and public service, and not necessarily only in the ethanol industry.   The nominating committee considers the qualifications of individual director candidates with those thoughts in mind, and the characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to serve as a director.  In evaluating the suitability of director candidates, the nominating committee takes into account many factors, including the individual's general understanding of marketing, finance and other disciplines relevant to the success of a company of the size and type of Lincolnway Energy in the then existing industry and general business environment; the individual's understanding of Lincolnway Energy's business and operations; the individual's educational and professional background; and the individual's personal accomplishments.  The nominating committee evaluates each individual in the context of the Directors as a whole, with the objective of recommending a group of nominees that may best help achieve success for Lincolnway Energy's business and represent member interests through the exercise of sound business judgment using the Directors' diversity of experience.  In determining whether to recommend a director for re-election, the nominating committee also considers the director's past attendance at meetings and the director's participation in and contributions to the activities of the Directors.  All nominees recommended by the nominating committee are subject to approval by the Directors.

The nominating committee will generally first look to the membership of Lincolnway Energy to identify possible director nominees.  The nominating committee will consider and evaluate members for possible director nominees on its own, but will also consider any suggestions by other Directors or by any members.  The nominating committee is not, however, required to only consider or to only nominate members as nominees for director, and the nominating committee is free to recommend any individual as a director nominee.  Although Lincolnway Energy does not currently contemplate using any search firm or other outside parties to identify or evaluate or assist in identifying or evaluating director nominees, the nominating committee, with the approval of the Directors, may retain search firms or other outside parties and approve payment of fees to those firms or parties.

The nominating committee, with the unanimous approval of the Directors, has nominated three individuals for the three director positions that need to be filled at the Meeting.  Those nominees, Richard Johnson, James Hill and Kurt Olson, are incumbent directors who are standing for re-election.

The members of Lincolnway Energy have the ability to nominate individuals for election as a director by following the procedures set forth in Section 4.3 of the Amended and Restated Operating Agreement of Lincolnway Energy.  Under Section 4.3, any member or members owning at least 5% of the outstanding Units may nominate an individual (including any such member) for election as a director by submitting a written nomination petition to Lincolnway Energy.  The nomination petition must be on the form provided by Lincolnway Energy and must be received at the principal office of Lincolnway Energy no sooner than the October 1, but not later than the November 30, which precedes the annual meeting in question.  The nominee must provide Lincolnway Energy with a signed nominee statement in a form provided by Lincolnway Energy.  The nominee statement will include the agreement of the nominee to serve as a director if elected and to prepare, execute and file all reports and documents, and to provide Lincolnway Energy with all information, as may be necessary or appropriate in order for Lincolnway Energy to comply with the Securities Exchange Act of 1934 and all related rules and regulations.  The nomination petition from the members and the nominee statement from the nominee may also require all other information and agreements and representations that are determined to be necessary or appropriate by the Directors or the President of Lincolnway Energy.  A nominee properly nominated by the members in accordance with Section 4.3 of the Amended and Restated Operating Agreement will be included as a nominee for election as a director at the annual meeting in question.  Any nomination petition or any nominee statement which is not fully completed and properly executed, or which is not received within the required time period or is not true or complete, may be rejected by Lincolnway Energy.  A rejected nomination petition or nominee statement will be returned by Lincolnway Energy to the member or members submitting the nomination petition or to the nominee submitting the nominee statement, as the case may be.

The Directors have the right to determine the slate (if any) on which any nominee shall be placed for purposes of the vote of the members.

No individuals were nominated for election as a director at the Meeting by members pursuant to the nomination procedure set forth in Section 4.3 of the Amended and Restated Operating Agreement.

Section 4.3 of the Amended and Restated Operating Agreement also provides that the Directors may, pursuant to agreement with any person, permit the person to designate a nominee or nominees for election as a director.  The only agreement as of the date of the mailing of this proxy statement which granted that right to another person was the Amended and Restated Grain Handling Agreement between Lincolnway Energy and Heart of Iowa Cooperative.  Heart of Iowa Cooperative did not designate a nominee for director pursuant to the right granted to Heart of Iowa Cooperative under that agreement.

Audit Committee.  Lincolnway Energy has an audit committee which is to be comprised of not less than three of the Directors.  The members of the audit committee since May 28, 2008 and through the date of the mailing of this proxy statement were Richard Johnson, Timothy Fevold, Brian Conrad and Rick Vaughan.  The members of the audit committee from October 1, 2005 until May 27, 2008 were Terry Wycoff, Timothy Fevold, Brian Conrad and James Hill.  The audit committee held seven meetings during the fiscal year ended September 30, 2009.  All of the members of the audit committee attended at least 75% of those meetings.

The audit committee has a charter.  A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was provided along with the proxy statement for the annual meeting of the members which was held on February 16, 2009.

The general function performed by the audit committee is to assist the Directors in their oversight of the quality and integrity of the accounting, auditing and reporting practices of Lincolnway Energy.  The audit committee's role includes overseeing the audit of Lincolnway Energy's financial statements and the work of Lincolnway Energy's internal accounting and financial reporting and internal auditing processes, and discussing with management Lincolnway Energy's processes to manage business and financial risk.  The audit committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on Lincolnway Energy's financial statements and internal control over financial reporting.  The audit committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.

The Directors have determined that Richard Johnson is an audit committee financial expert, as that term is defined in the applicable regulations of the Securities and Exchange Commission.  The Directors have also determined that Mr. Johnson meets the standards of independence under the Governance Guidelines and applicable NASDAQ Stock Market listing standards, including that Mr. Johnson is free of any relationship that would interfere with his individual exercise of independent judgment.

The report of the audit committee appears later in this proxy statement.

Human Resources and Compensation Committee.  Lincolnway Energy has a human resources and compensation committee ("compensation committee") which is to be comprised of not less than three Directors.  The members of the compensation committee from May 28, 2008 through the date of the mailing of this proxy statement were Kurt Olson, William Couser, Timothy Fevold and James Hill.  The compensation committee held three meetings during the fiscal year ended September 30, 2009.  All of the members of the compensation committee attended at least 75% of those meetings.

The compensation committee has a charter.  A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was provided along with the proxy statement for the annual meeting of the members which was held on February 16, 2009.

The general functions performed by the compensation committee are the following:

•	Recommending to the Directors the annual goals and objectives of the chief executive officer, chief financial officer, plant manager and commodities manager;

•	Recommending to the Directors the compensation of the Directors and of the chief executive officer, chief financial officer, plant manager and commodities manager;

•	Conducting and overseeing the performance evaluation of the executive officers of Lincolnway Energy;

•
Reviewing the chief executive officer's recommendations regarding the base salary and incentive compensation arrangement of the chief financial officer and the other key employees of Lincolnway Energy;

•	Recommending to the Directors the policies that govern Lincolnway Energy's compensation programs, and overseeing any such programs as are adopted by the Directors; and

•	Recommending to the Directors any equity-based compensation and other benefit plans, and administering and overseeing any such plans which are adopted by the Directors.

The compensation committee has the authority to retain outside advisors or consultants to assist it in carrying out its duties and responsibilities.

The compensation committee report appears later in this proxy statement.

Finance Committee.  Lincolnway Energy has a finance committee which is to be comprised of not less than three Directors.  The members of the finance committee from May 28, 2008 through the date of the mailing of this proxy statement were Terry Wycoff, William Couser, James Hill and Brian Conrad.  The finance committee held five meetings during the fiscal year ended September 30, 2009.  All of the members of the finance committee attended at least 75% of those meetings.

The finance committee has a charter.  A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was provided along with the proxy statement for the annual meeting of the members which was held on February 16, 2009.

The general functions performed by the finance committee are to assist the Directors in the oversight of Lincolnway Energy's financial performance, capital structure, financing, investment, tax, insurance, divestiture, merger and acquisition activities.

Meetings of the Directors; Attendance of Member Annual Meetings.

The Directors held a total of fourteen meetings (including regularly scheduled and special meetings) during the fiscal year ended September 30, 2009.  During the fiscal year ended September 30, 2009, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Directors which were held during the period for which the director was a director, and (2) the total number of meetings held by any committees of the Directors on which the director served during the period that he served.

Lincolnway Energy does not have any formal policy with regard to directors' attendance at annual meetings of the members.  Lincolnway Energy does, however, encourage all of its directors to attend the annual meeting of members, and all of the directors attended the last annual meeting of the members which was held on February 16, 2009.

Member Communications to the Directors.

A member desiring to send any communication to the Directors may do so in writing by either delivering the writing to Lincolnway Energy's principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, or by mailing the writing to that address, in either case, to the attention of the President.  Lincolnway Energy will provide a copy of each such writing to each director.

Executive Officers of Lincolnway Energy.

The officers of Lincolnway Energy are elected annually by the Directors at the annual meeting of the Directors, and hold office until the next annual meeting of the Directors and until their respective successors are elected.  An officer may be removed by the Directors at any time, with or without cause, subject to any employment agreement between Lincolnway Energy and the officer.  Lincolnway Energy did not, however, have any written employment agreements with any officer as of the date of the mailing of this proxy statement.

Some of the officers of Lincolnway Energy are identified above under "Directors Continuing In Office After The Meeting" and "Nominees for Director".

The executive officers of Lincolnway Energy as of the date of the mailing of this proxy statement were Richard Brehm and Kim Supercynski, and the following paragraphs provide some information about Mr. Brehm and Ms. Supercynski.

Richard Brehm.  Rick Brehm joined Lincolnway Energy on May 17, 2005 as the general manager and he has served as the president and chief executive officer since July 13, 2005.  Rick is 56.

Rick has served in various management positions in agriculture and ethanol production since 1995, including with CHS, Hubbard Milling Company, International Ingredient Corporation and United Bio Energy.  He is a graduate of Iowa State University.

Rick served as the director of operations for United Bio Energy from January 2004 to April 2005.  In that role, Rick served as interim general manager for Platte Valley Fuel Ethanol, in Central City, Nebraska, and later as the general manager of Big River Resources, in West Burlington, Iowa.  United Bio Energy also assigned Rick to serve in various development and leadership roles for ethanol plants and projects in Illinois, Kansas, Iowa and Nebraska.

Kim Supercynski.  Kim Supercynski has served as the chief financial officer of Lincolnway Energy since October 2005.  She served as the corporate controller for Garst Seed Company, located in Slater, Iowa, from approximately February 1996 to October 2005.  Her responsibilities in that capacity included overseeing the accounting department. Garst Seed Company is an affiliate of Syngenta, Inc., which is a large international company that sells, markets and produces agricultural seed.  Kim is a certified public accountant and a certified treasury professional.  Kim is 47.

Significant Employees.

Lincolnway Energy has three employees who Lincolnway Energy expects to make a significant contribution to its business.  Those employees are Kristine Strum, David Zimmerman and David Sommerlot.  Lincolnway Energy does not have a written employment agreement with any of those employees.

Kristine Strum.  Kristine Strum has served as the controller for Lincolnway Energy since December 12, 2005.  She was employed as a controller by Iowa Newspapers, Inc., in Ames, Iowa, from August, 1989 to December, 2005. Iowa Newspapers, Inc. is a newspaper publishing company.  She is 43.

David Zimmerman. Dave Zimmerman has been Lincolnway Energy's commodities manager since March 5, 2007. He was employed as a commodities analyst by RJ O'Brien and Associates in West Des Moines, Iowa, from March, 2004 to March, 2007.  RJ O'Brien and Associates is a futures commission merchant.  He was employed as a commodities merchant with Agri Grain Marketing/Cargill in West Des Moines, Iowa and Eddyville, Iowa, from August, 2002 to March, 2004.  Agri Grain Marketing/Cargill operates a cash grain brokerage business.  Dave is 37.

David Sommerlot.  Dave Sommerlot has been Lincolnway Energy's plant manager since September 8, 2009.  He was employed by Cargill, Inc. from 1976 to July 1985, working at Cargill, Inc.'s Iowa Protein Products Soy Specialties facility in Cedar Rapids, Iowa.  He was transferred by Cargill, Inc. in July of 1985 to Bloomington, Illinois, where he served as the plant superintendent of Cargill, Inc.'s soy crushing facility.  He was transferred again in September 1994 to Des Moines, Iowa, where he served as the plant superintendent for Cargill, Inc.'s oil processing facility until March 2009.  Dave is 56.

COMPENSATION OF EXECUTIVES AND DIRECTORS

Compensation Discussion and Analysis.

The following discussion describes Lincolnway Energy’s compensation program for its executive officers and highly-compensated employees and the process followed in determining their compensation for the fiscal year ended September 30, 2009 (“Fiscal Year 2009”).  These persons consist of:  (i) Richard Brehm, President and Chief Executive Officer; (ii) Kim Supercynski, Chief Financial Officer; and (iii) David Zimmerman, Commodities and Logistics Manager (these persons being referred to herein individually as an “Executive” and collectively as the “Executives”).  Details of the compensation provided to the Executives for Fiscal Year 2009 is set forth in the Summary Compensation Table (the “Compensation Table”) that follows this discussion.

Components of Compensation Program.  The compensation program for the Executives during Fiscal Year 2009 consisted of the following components:

•
Base Salary – each Executive received a base salary as reflected in the Compensation Table.  The purpose of the base salary was to provide a secure base of cash compensation for the Executive.  Base salary was paid in equal bi-weekly installments and was not contingent upon achieving any performance goals.

•
Incentive Compensation Plan – an incentive compensation plan was established for all eligible employees of Lincolnway Energy, including the Executives, which provided the opportunity to earn additional compensation based on company profitability (the “Company Incentive Plan”).  The purpose of the Company Incentive Plan was to incentivize the employees by placing a certain portion of their total available compensation at risk and awarding such compensation only in the event Lincolnway Energy was successful in generating a profit during Fiscal Year 2009.  The Company Incentive Plan established a potential “bonus pool” equal to 3% of Lincolnway Energy’s net income for Fiscal Year 2009 (excluding, for purposes of calculating such net income, the amount of bonus payments made under the Company Incentive Plan).  Each of the Executives was entitled to receive additional compensation equal to 11% of the bonus pool (totaling 33% of the bonus pool), provided that such compensation would not exceed 25% of base salary in the case of Mr. Brehm and 22% of base salary in the case of Ms. Supercynski and Mr. Zimmerman.  The remaining portion of the bonus pool (67%) was allocated to other eligible employees.  No payments were made to any of the Executives (or other employees) under the Company Incentive Plan as Lincolnway Energy recognized a net loss for Fiscal Year 2009.

•
Retention Bonus – a retention bonus arrangement was established for Mr. Brehm as part of his initial compensation package when he was hired in 2006.  Under this arrangement, Mr. Brehm received a bonus payment of $8,500 at the end of Fiscal Year 2009.  Additional payments totaling $16,500 are to be made at the end of the next two fiscal years provided his employment continues through those dates.  An initial payment of $25,000 was made at the end of Fiscal Year 2008 pursuant to the arrangement.  The purpose of the retention bonus is to provide an incentive for Mr. Brehm to continue his employment with Lincolnway Energy and provide continuing leadership in his capacity as Chief Executive Officer.

•
401(k) Plan Contributions – the Executives participated in the 401(k) Profit Sharing Plan sponsored by Lincolnway Energy (the “401(k) Plan”) and were entitled to receive employer contributions to their respective accounts.  The purpose of the 401(k) Plan is to provide a vehicle for employees to accumulate retirement savings, funded in part through employer contributions.  The 401(k) Plan is a defined contribution plan in which all employees of Lincolnway Energy are eligible to participate after meeting certain eligibility requirements.  Once eligible, employees, including the Executives, are entitled to make contributions to the 401(k) Plan from their own salaries as well as to receive employer contributions made by Lincolnway Energy.  Employer contributions made on behalf of the Executives are shown in the Compensation Table.

Compensation Objectives and Policies.  The compensation program for the Executives is administered by the Directors and reviewed on an annual basis.  The objective of the program is to provide a fair and competitive compensation package that will enable Lincolnway Energy to attract and retain talented executives who will be instrumental in achieving company goals for growth and profitability and in positioning Lincolnway Energy to effectively compete in the rapidly expanding and evolving renewable fuels industry.  The Directors believe that the compensation package must be competitive with financial arrangements provided to executive officers of other renewable fuels companies operating not only in Iowa, but throughout the midwestern United States.  The compensation package as adopted by the Directors for Fiscal Year 2009 was designed to promote and reward both individual performance of the Executives and their collective performance as members of the management team.  Compensation rewarding individual performance was reflected primarily through the base salary established for each Executive.  Collective performance by the Executives as a management team was rewarded primarily through the Company Incentive Plan by selecting company profitability as the determinative factor for awarding additional compensation to the Executives.  In establishing the foregoing compensation program, the Directors were guided by the policy that each Executive should be assured of receiving a fair base salary that is reflective of the Executive’s individual performance, experience and responsibilities within the organization, while at the same time providing opportunities to receive additional compensation that is contingent upon the Executive’s ability to function as an effective member of the management team in achieving company profitability.

Compensation Process.  Decisions concerning the compensation of the Executives were made by the Directors, primarily through the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”), with the involvement of Mr. Brehm.  The process for establishing compensation paid to the Executives during the Fiscal Year 2009 commenced with Mr. Brehm, who developed recommendations concerning the base salaries to be paid to the Executives other than himself and the design of the Company Incentive Plan.  These recommendations were then conveyed to the Compensation Committee which reviewed them and received Mr. Brehm's input on his recommendations.  The Compensation Committee and Mr. Brehm worked together to evaluate possible ranges of compensation under the Company Incentive Plan and established the structure of the Company Incentive Plan, including the size of the bonus pool, the allocation of the pool among various classes of employees and the maximum payment each employee class was eligible to receive.  Recommendations of the Compensation Committee with respect to the Company Incentive Plan and the base salaries for each of the three Executives were then transmitted to the Directors for consideration.  Ultimately, the Directors approved base salaries for the Executives and Company Incentive Plan.

Compensation Decisions for 2009.  The following discussion describes the manner in which each component of the compensation program for the Executives for Fiscal Year 2009 was established, including various factors considered in arriving at specific levels of compensation.

•
Base Salary for Chief Executive Officer – the base salary paid to Mr. Brehm during Fiscal Year 2009 remained at substantially the same level as the base salary he received during the previous two fiscal years.  The decision to maintain his base salary at the same level was primarily a reflection of the Directors’ judgment that Lincolnway Energy’s financial performance and revenue growth during the past year were not sufficient to merit an increase in base salary.  This decision was consistent with the Directors’ compensation philosophy that Mr. Brehm should receive an increase in base salary only when he, as leader of the management team, has been successful in achieving improved financial performance and/or a material growth in revenues.  Other factors were also considered by the Directors, including Mr. Brehm's performance as the chief executive of the organization, his level of responsibility within the organization and his experience in the industry.  The Directors did not engage in any ”benchmarking” or otherwise employ any specific formulas or objective process in establishing his base salary and the decision was ultimately a subjective determination by the Directors.

•
Base Salaries for Other Executives – recommendations for base salaries to be paid to Ms. Supercynski and Mr. Zimmerman were initially developed by Mr. Brehm and provided to the Compensation Committee for review.  In developing the recommendations, Mr. Brehm considered the level of the Executives’ responsibility within the organization and whether that role increased or remained the same during the year, changes in the cost of living as evidenced by the consumer price index and comparative salary information based on reviews of information available through Iowa Workforce Development for similarly-situated positions and salary data available through renewable energy industry sources.  Also considered was whether the Executives’ performance during the past year exceeded, matched or fell short of expectations.  Based on his consideration of the foregoing factors, Mr. Brehm recommended to the Compensation Committee that the base salary for each Executive be increased by 2%, reflecting his judgment that the increases essentially reflect only a cost-of-living adjustment.  These recommendations were provided to the Compensation Committee which approved them after consultation of Mr. Brehm.  Neither Mr. Brehm nor the Directors engaged in any “benchmarking” or use of specific formulas or other objective processes in establishing the base salaries and, ultimately, decisions with respect to the base salaries was a subjective determination of the Compensation Committee.

•
Company Incentive Plan - prior to Fiscal Year 2009, an individual incentive plan was established for each of the Executives.  These incentive plans awarded additional compensation based on the degree to which company production and profitability goals were achieved.  The production and profitability goals included certain performance factors that could be determined on an objective basis (e.g., gallons of ethanol produced, ethanol yield based on amount of corn consumed, cost of production on a per-gallon basis and company profitability), with a pre-determined amount of additional compensation being allocated to each of these performance factors.  The incentive plan for Mr. Brehm was based entirely on the foregoing performance factors.  The incentive plans for Ms. Supercynski and Mr. Zimmerman contained each of the foregoing performance factors, but also included certain individual performance factors that were unique to their particular job responsibilities.  These individual performance factors were not generally capable of being measured on an objective basis and required a subjective determination by the Directors as to whether the factors were satisfied for the purpose of awarding additional compensation.  Because of the complexities involved in administering the individual incentive plans, the Compensation Committee, in reviewing options for awarding additional compensation during Fiscal Year 2009, decided to simplify the process and establish a single incentive compensation plan that would cover all employees of Lincolnway Energy, including the Executives, and be based solely on company profitability in awarding additional compensation.  Working together with Mr. Brehm, the Compensation Committee established the Company Incentive Plan reflecting the view that additional compensation should be paid to the Executives only in the event Lincolnway Energy earned a profit for the year and, in addition, that the amount of additional compensation paid, if any, should be tied directly to the amount of profits earned.  The Compensation Committee also believed the Company Incentive Plan would be less complex to administer than the previous individual incentive plans, as the new arrangement would reduce the number of calculations involved to determine additional compensation to be awarded and avoid the need for any subjective determinations by the Directors as to whether certain individual performance factors had been satisfied.  In structuring the Company Incentive Plan, the Compensation Committee was required to establish the size of the bonus pool, the allocation of the bonus pool among the various classes of employees and the maximum amount of additional compensation that could be received by each employee class.  To establish these metrics, the Compensation Committee worked with Mr. Brehm to prepare and evaluate various profit scenarios with the goal of determining the proper amount of additional compensation to be paid to each employee class such that an appropriate incentive to maximize company profitability would be provided, while at the same time avoiding payments that would be considered excessive.  After evaluating various alternatives, the Compensation Committee selected a bonus pool equal to 3% of company profits (before compensation expense related to payments under the Company Incentive Plan), with an allocation of 33% of the bonus pool to the Executives and the remaining 67% to other employees.  In general, the allocation percentages among the various employee classes were based on the relative levels of responsibility within the organization.  Lastly, maximum payout amounts were developed, ranging from the maximum of 8% of base salary for lower-level employees up to 22% of base salary for Ms. Supercynski and Mr. Zimmerman and 25% of base salary for Mr. Brehm.  The higher levels of maximum compensation established for the Executives reflects the judgment of the Compensation Committee that these individuals, as the primary managers, have the potential for the most significant impact on company operations.  The recommendations of the Compensation Committee with respect to the Company Incentive Plan were then presented to the Directors which approved the arrangement for Fiscal Year 2009.

•	Retention Bonus – no determinations with respect to the retention bonus arrangement for Mr. Brehm were made during Fiscal Year 2009, as this arrangement was implemented upon his hiring in 2006.

•
401(k) Plan – all employees participating in the 401(k) Plan, including the Executives, were eligible to receive a matching employer contribution of 50% of the first 6% of an employee’s contribution from his or her base salary to the 401(k) Plan.  No additional discretionary employer contribution to the 401(k) Plan was made during Fiscal Year 2009.

Summary Compensation Table for Fiscal Years 2009, 2008 and 2007.

The following table sets forth information concerning all forms of compensation paid to or earned by the following Executives during Fiscal Year 2009, as well as for the fiscal years ending September 30, 2008 and 2007 (“Fiscal Year 2008” and “Fiscal Year 2007”):  (i) Richard Brehm, in his capacity as the principal executive officer of Lincolnway Energy; (ii) Kim Supercynski, in her capacity as principal financial officer of Lincolnway Energy; and (iii) David Zimmerman, as the most highly-compensated employee of Lincolnway Energy (other than the principal executive officer and principal financial officer) whose compensation must be disclosed.

Name and Principal Position	Year[1]	Salary[2] ($)	Bonus[3] ($)	Non-Equity Incentive Plan Compensation[4,5] ($)	All Other Compensation[6] ($)	Total[7] ($)

Richard Brehm	2009	$189,070	$8,870	0	$8,102	$206,042
President & Chief
Executive Officer	2008	$188,908	$25,000	$22,109	$4,980	$240,997
(Principal Executive
Officer)	2007	$187,640	0	$35,070	$4,454	$227,164

Kim Supercynski	2009	$111,540	$370	0	$4,792	$116,702
Chief Financial
Officer	2008	$109,615	0	$18,851	$4,902	$133,368
(Principal Financial
Officer)	2007	$97,912	0	$22,505	$6,612	$127,029

David Zimmerman	2009	$116,224	$370	0	$1,875	$118,469
Commodities and
Logistics Manager	2008	$113,275	0	$16,771	$3,248	$133,294

NOTES:

1.
Amounts shown in this table reflect compensation paid to or earned by the Executive during Fiscal Years 2009, 2008 and 2007 (with the exception of Mr. Zimmerman for whom only compensation paid or earned during Fiscal Years 2009 and 2008 is required to be disclosed).

2.
Amounts reported in this column represent the base salary paid to each Executive during the fiscal year.  Notwithstanding that Lincolnway Energy operates on a fiscal year ending September 30, base salaries are established and paid on a calendar year basis.  Consequently, the base salary information contained in the table for each fiscal year represents a blending of the rates of base salary as in effect for the applicable portions of the two calendar years covered by the fiscal year ending September 30.

3.
The amounts reported in this column for Mr. Brehm during Fiscal Year 2009 represent:  (i) an installment of $8,500 paid under the retention bonus arrangement; and (ii) a $370 “good will” bonus paid to all employees of Lincolnway Energy.  Mr. Brehm is eligible to receive additional payments under the retention bonus arrangement of $8,500 on September 30, 2010 and $8,000 on September 30, 2011, provided he remains employed by Lincolnway Energy on each of these dates.  If his employment terminates for any reason, he will forfeit any installment not then owing under the arrangement.  Ms. Supercynski and Mr. Zimmerman also received the $370 “good will” bonus payment.

4.
Amounts reported in this column represent additional compensation paid to each Executive during the Fiscal Years 2008 and 2007 under the terms of their respective incentive plans.  As discussed above, the individual incentive plans covering the Executives for Fiscal Years 2008 and 2007 were replaced by the Company Incentive Plan in Fiscal Year 2009.  However, because Lincolnway Energy reported a net loss for Fiscal Year 2009, no additional compensation was paid to any of the Executives under the Company Incentive Plan.

5.
Due to an unexpected adjustment to Lincolnway Energy’s financial statements for Fiscal Year 2008, the additional compensation paid to the Executives under their respective incentive plans was overpaid by approximately $15,773 in the aggregate.  The adjustment was related to the value of certain corn futures contracts and was made during the final stage of the audit process, after a point at which management and the independent auditors had initially thought that the financial statements had been finalized.  The adjustment reduced net income by $1.7 million (from an initial figure of $6.5 million to a revised figure of $4.8 million).  Awards of additional compensation under the incentive plans were calculated using the figure of $6.5 million of net income which management believed to be correct at the time.  However, because net income was one of the performance factors under the incentive plans, the overstatement of net income resulted in larger awards being paid under the incentive plans than was appropriate once the final net income figure was determined.  In response, the Directors implemented a plan whereby the amount of overpayment of the awards received in Fiscal Year 2008 would be deducted from any payment of additional compensation to the Executives under the Company Incentive Plan during Fiscal Year 2009, provided that if the amount of additional compensation paid during Fiscal Year 2009 was not sufficient to set off the overpayments received in Fiscal Year 2008, the amount of such overpayments would then be forgiven.  Since there was no payout of additional compensation under the Company Incentive Plan for Fiscal Year 2009, there were no amounts against which to offset the overpayments received in Fiscal Year 2008.  Consequently, the amount of the overpayments received in Fiscal Year 2008 have now been forgiven and the Executives will not otherwise be required to reimburse Lincolnway Energy for those overpayments.

6.
Amounts reported in this column represent:  (i) contributions made by Lincolnway Energy to the 401(k) Plan for the account of each Executive during the fiscal year; and (ii) cash payments of $3,636 to Mr. Brehm for unused paid time off accrued during Fiscal Year 2009.  During Fiscal Year 2009, all employees participating in the 401(k) Plan, including the Executives, were eligible to receive a matching employer contribution equal to 50% of the first 6% contributed by an employee from his or her base salary for the fiscal year.

7.	Amounts reported in this column represent total compensation paid to or earned by each Executive during the fiscal year.

Grants of Plan-Based Awards Table for Fiscal Year 2009.

The following table sets forth information concerning the additional compensation potentially available to the Executives during Fiscal Year 2009 under the Company Incentive Plan.  Payment of additional compensation to the Executives under the Company Incentive Plan was contingent upon Lincolnway Energy earning a profit during Fiscal Year 2009 and, given the net loss reported by Lincolnway Energy for the year, no additional compensation was paid to any of the Executives under the Company Incentive Plan.

Name	Maximum Payout Under Incentive Plan Awards[1]

Richard Brehm	$47,268	[2]

Kim Supercynski	$22,684	[2]

David Zimmerman	$25,721	[2]

NOTES:

1
Amounts in this column represent the maximum amount of additional compensation that the Executive was eligible to earn during Fiscal Year 2009 under the Company Incentive Plan.  Under the Company Incentive Plan, each Executive was entitled to receive additional compensation equal to 11% of the bonus pool, subject to a maximum amount determined by a specified percentage of the Executive’s base salary.  Mr. Brehm was entitled to receive additional compensation up to 25% of his base salary and Ms. Supercynski and Mr. Zimmerman were entitled to receive additional compensation up to 22% of their respective base salaries.  The amounts set forth in the table reflect, for each Executive, the specified percentage applied to the Executive’s base salary as in effect commencing January 1, 2009.  The Company Incentive Plan did not designate a minimum amount of additional compensation that would be paid based on a certain level or “threshold” of performance or a specified amount of additional compensation that would be paid based on achieving a “targeted” level of performance.

2
As discussed in Note 5 to the Compensation Table, any additional compensation paid to the Executives under the Company Incentive Plan during Fiscal Year 2009 would have been subject to reduction to recover the amount by which additional compensation was overpaid to the Executives during Fiscal Year 2008.  In the event additional compensation had been paid to the Executives under the Company Incentive Plan during Fiscal Year 2009, the amounts paid would have been subject to reduction in the following amounts:  Mr. Brehm - $5,545; Ms. Supercynski - $3,300; and Mr. Zimmerman - $3,496.

Director Compensation Table for Fiscal Year 2009.

Compensation paid to the Directors of Lincolnway Energy is reviewed and determined by the Directors.  The following table provides information concerning all compensation paid to the Directors during Fiscal Year 2009 for services as a Director and for services as an officer of Lincolnway Energy with respect to those Directors who have also been elected to serve as officers.

Name	Fees Earned or Paid in Cash[1,2] ($)

Jeff Taylor	$20,400	[3]

Brian Conrad	$19,200	[4]

Kurt Olson	$19,200	[5]

Terrill Wycoff	$19,200	[6]

William Couser	$18,000

Timothy Fevold	$18,000

James Hill	$18,000

Richard Johnson	$18,000

Rick Vaughan	$18,000

NOTES:

[1]	Amounts shown in this table reflect cash compensation paid to persons serving as Directors of Lincolnway Energy at any time during Fiscal Year 2009 .

[2]	Fees for service as a Director were paid at the rate of $1,500 per month for Fiscal Year 2009. A Director serving throughout the fiscal year received $18,000 in fees.

[3]	Includes fees of $2,400 for service as Chairman of Lincolnway Energy during Fiscal Year 2009.

[4]	Includes fees of $1,200 for service as Vice Chairman of Lincolnway Energy during Fiscal Year 2009.

[5]	Includes fees of $1,200 for service as Secretary of Lincolnway Energy during Fiscal Year 2009.

[6]	Includes fees of $1,200 for service as Treasurer of Lincolnway Energy during Fiscal Year 2009.

Employment Agreements and Termination of Employment and Change in Control Arrangements.

As of the date of the mailing of this proxy statement, Lincolnway Energy did not have any written employment agreement with Mr. Brehm, Ms. Supercynski or any other officer.

As of the date of the mailing of this proxy statement, Lincolnway Energy did not have any compensatory plan or arrangement with any employee which results or will result in payments to the employee from the resignation, retirement or other termination of the employee's employment with Lincolnway Energy or from a change in control of Lincolnway Energy or a change in the employee's responsibilities following a change in control of Lincolnway Energy.

Compensation Committee Interlocks and Insider Participation.

Lincolnway Energy established a compensation committee on May 28, 2008, and the members of the compensation committee are Kurt Olson, William Couser, Timothy Fevold and James Hill.  The compensation committee makes recommendations to the Directors regarding the compensation of the executive officers and the Directors, so all of the Directors participated in the consideration and establishment of the compensation of the executive officers and the Directors for the fiscal year ended September 30, 2009.  Jeff Taylor is the chairman of Lincolnway Energy, Brian Conrad is the vice chairman, Terry Wycoff is the treasurer and Kurt Olson is the secretary.  William Couser previously served as the chairman of Lincolnway Energy, and Timothy Fevold previously served as the secretary.

RATIFICATION OF INDEPENDENT AUDITOR

The Directors and the audit committee have selected McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2010, and the Directors are asking the members to ratify that selection.  McGladrey & Pullen, LLP has served as Lincolnway Energy's independent auditor since October 2005. Although the engagement, retention and supervision of Lincolnway Energy's independent auditor is within the authority of the Directors and the audit committee, the Directors consider the selection of the independent auditor to be an important matter of member concern and are submitting the selection of McGladrey & Pullen, LLP for ratification by the members as a matter of good corporate practice.

If a quorum is present or represented at the Meeting, the affirmative vote of the members holding at least a majority of the Units which are represented at the Meeting (in person or by proxy or ballot) will be required for the ratification of the selection of McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2010.  The Directors recommend a vote for the proposal.

One or more representatives of McGladrey & Pullen, LLP are expected to be present at the Meeting and will have the opportunity to make a statement at the Meeting, if they desire to do so, and are also expected to be available to respond to appropriate questions.

DISCLOSURE OF INDEPENDENT AUDITOR FEES

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of Lincolnway Energy's annual financial statements for the fiscal years ended September 30, 2008 and 2009 and fees billed for other services rendered by McGladrey & Pullen, LLP and its affiliate RSM McGladrey, Inc. during those periods:

	Year Ended September 30,
	2008	2009

Audit Fees	$91,650	$93,600
Tax Fees	$24,000	$25,750
All Other Fees	$2,140	$2,590
Total	$117,790	$121,940

Audit Fees.  The audit fees were billed for the audit by McGladrey & Pullen, LLP of Lincolnway Energy's annual financial statements and review of the financial statements included in Lincolnway Energy's quarterly reports on Form 10-Q or services that are normally provided by McGladrey & Pullen, LLP in connection with statutory and regulatory filings or engagements.

Tax Fees.  The tax fees were billed for services rendered by RSM McGladrey, Inc. for tax compliance, tax advice and tax planning.  The nature of the services comprising the tax fees was for year end tax preparation of the partnership return and associated K-1's.

All Other Fees.  The all other fees were billed to Lincolnway Energy for products and services provided by RSM McGladrey, Inc which are not included under audit fees or tax fees.  The nature of the products and services comprising the all other fees for 2008 and 2009 was RINS audit and market pricing for executive management positions.

Each specific engagement of McGladrey & Pullen, LLP and its affiliate RSM McGladrey, Inc is pre-approved by the audit committee of Lincolnway Energy.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Units as of January 25, 2010 by the following individuals:

•	Lincolnway Energy's directors;
•	Lincolnway Energy's president, chief financial officer and commodities manager;
•	Each nominee for election as a director at the Meeting; and
•	Lincolnway Energy's directors and its president, chief financial officer and commodities manager, as a group.

The three nominees for the three director positions which are to be filled at the Meeting are incumbent directors, and are Richard Johnson, James Hill and Kurt Olson.  The listed individuals are not separately designated as nominees for election as a director in the following table.

Lincolnway Energy had 42,049 outstanding Units on January 25, 2010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class

William Couser,	413	[2]	.98%
Director

Jeff Taylor,	450	[3,4]	1.07%
Director and Chairman

Timothy Fevold,	101		.24%
Director

Terrill Wycoff,	225		.54%
Director and Treasurer

Brian Conrad,	553	[3]	1.32%
Director and Vice Chairman

Rick Vaughan,	-0-		0%
Director

James Hill,	250		.59%
Director

Richard Johnson,	42		.10%
Director

Kurt Olson,	200		.48%
Director and Secretary

Richard Brehm,	-0-		0%
President and Chief Executive Officer

Kim Supercynski,	25	[5]	.06%
Chief Financial Officer

David Zimmerman,	-0-		0%
Commodities Manager

All directors and the president,	2,259		5.4%
chief financial officer and commodities manager as a group

NOTES:

1.	Unless otherwise indicated by a footnote, all of the Units are directly owned by the listed individual or jointly owned with their spouse and are not pledged as security by the listed individual.

2.	One hundred of the Units are pledged as security by the listed individual.

3.	All of the Units are pledged as security by the listed individual.

4.	Fifty of the Units are held by a trust for which Jeff Taylor serves as one of the trustees.

5.	All of the Units are owned by the spouse of the listed individual.

To Lincolnway Energy's knowledge, as of the date of the mailing of this proxy statement:

•
No person or group was the beneficial owner of more than 5% of the outstanding Units, and no person or group held more than 5% of the outstanding Units pursuant to any voting trust or similar agreement, and

•	There were no arrangements, including any pledge of Units by any person, the operation of which may at a subsequent date result in a change in control of Lincolnway Energy.

AUDIT COMMITTEE REPORT

The Directors have the ultimate authority for effective corporate governance, including the role of oversight of the management of Lincolnway Energy.  The audit committee's general purpose is to assist the Directors in fulfilling their responsibilities by overseeing the accounting and financial reporting processes of Lincolnway Energy, the audits of Lincolnway Energy's financial statements, the qualifications and performance of the independent registered public accounting firm engaged as Lincolnway Energy's independent auditor, and the performance of Lincolnway Energy's internal accounting, financial reporting and auditing processes.

The audit committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.  Management is responsible for the preparation, presentation, and integrity of Lincolnway Energy's financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Lincolnway Energy's system of internal control. Lincolnway Energy's independent auditor, McGladrey & Pullen, LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The audit committee has reviewed and discussed Lincolnway Energy's audited financial statements and related footnotes for the fiscal year ended September 30, 2009, and the independent auditor's report on those financial statements, with Lincolnway Energy's management and with McGladrey & Pullen, LLP.  Management represented to the audit committee that Lincolnway Energy's financial statements were prepared in accordance with generally accepted accounting principles.

The audit committee has discussed with McGladrey & Pullen, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The audit committee has also received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey & Pullen, LLP's communications with the audit committee concerning independence, and has discussed with McGladrey & Pullen, LLP that firm's independence.

Based on the review and discussions referred to above, the audit committee recommended to the Directors that the audited financial statements be included in Lincolnway Energy's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard Johnson
Timothy Fevold
Brian Conrad
Rick Vaughan

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the compensation discussion and analysis set forth above in the "COMPENSATION OF EXECUTIVES AND DIRECTORS" section of this proxy statement with management, and, based on that review and discussion, recommended to the Directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kurt Olson
William Couser
Timothy Fevold
James Hill

MEMBER PROPOSALS FOR 2011 ANNUAL MEETING

Lincolnway Energy currently anticipates holding the annual meeting for 2011 in February, March or April of 2011.

In order for a proposal of any member pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented for inclusion in Lincolnway Energy's proxy materials for the annual meeting of members to be held in 2011, the proposal must have been received at Lincolnway Energy's principal executive office by no later than the close of business on September 23, 2010.  Any proposal will need to comply with the regulations of the Securities and Exchange Commission regarding the inclusion of member proposals in Lincolnway Energy's proxy materials.  As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in Lincolnway Energy's proxy materials.

Any member proposal, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless received at Lincolnway Energy's principal executive office by no later than December 31, 2010.

Under Section 4.3 of the Amended and Restated Operating Agreement of Lincolnway Energy, any member or members owning at least five percent of the outstanding Units may nominate any individual for election as a director at an annual meeting only if a fully completed and signed written nomination petition is received at the principal office of Lincolnway Energy no sooner than the October 1, but not later than the November 30, which precedes the annual meeting in question.  The nomination petition must be on a form provided by Lincolnway Energy.  The nominee must provide Lincolnway Energy with the nominee statement contemplated by Section 4.3 of the Amended and Restated Operating Agreement.

A member who wishes to submit a proposal or a nomination petition is encouraged to seek independent counsel about the requirements of the Securities and Exchange Commission and under the Amended and Restated Operating Agreement of Lincolnway Energy.  Lincolnway Energy will not consider any proposal or nomination petition that does not meet the requirements of the Securities and Exchange Commission and the requirements of the Amended and Restated Operating Agreement of Lincolnway Energy.

All proposals and nomination petitions should be directed to Lincolnway Energy's principal executive office located at 59511 W. Lincoln Highway, Nevada, Iowa, to the attention of Lincolnway Energy's secretary.  Lincolnway Energy suggests that proposals and nomination petitions be sent by certified mail, return receipt requested, or by another means which permits proof of the date of delivery.

OTHER MATTERS

The Directors do not intend to bring any other business before the Meeting, and no member proposals will be able to be made or acted upon at the Meeting, so the only member action to be acted upon at the Meeting will be the vote on the election of three directors and the ratification of the selection of Lincolnway Energy's independent auditor as described and provided in this proxy statement.

By order of the Directors,

/s/ Kurt Olson
Kurt Olson, Secretary

Nevada, Iowa
January 25, 2010

LINCOLNWAY ENERGY, LLC
BALLOT

This Ballot is provided to you as a member of Lincolnway Energy, LLC ("Lincolnway Energy") in connection with the annual meeting of the members which will be held on February 25, 2010, commencing at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any postponements or adjournments thereof.  If you need directions to the Holiday Inn Ames Conference Center, please call Lincolnway Energy at (515) 232-1010.  This is a change in location from last year’s annual meeting.

The units held by you will be voted in accordance with your specifications provided in this Ballot if this Ballot is properly completed and timely returned to Lincolnway Energy.  You must complete, date and sign this Ballot.  You can deliver this Ballot in person at the annual meeting.  You can also deliver this Ballot to the principal office of Lincolnway Energy in person or by mail.  In either case, the Ballot must be received by Lincolnway Energy by no later than 3:00 p.m. on February 25, 2010 in order to be valid and counted.  If you return this Ballot to Lincolnway Energy and attend the annual meeting and want to change your vote, you may do so if you notify the chairperson or the secretary of the annual meeting at any time before the vote of the members is taken at the annual meeting.  You will then be provided with another ballot to complete and deliver at the annual meeting.  This Ballot is being given by you for the annual meeting and for any postponements or adjournments of the annual meeting.

This Ballot is solicited on behalf of the Directors of Lincolnway Energy.

Important Notice Regarding the Availability of Proxy Materials for the Member Meeting to be Held on February 25, 2010.

The Proxy Statement and 2009 Annual Report are available at www.lincolnwayenergy.com, under the "INVESTORS" section of that website.

Election of Directors

There are three director positions to be filled, and there are three nominees to fill those three positions. You can vote for less than three nominees.  In that case, your vote for the nominee or two nominees designated by you will be counted, and you will be deemed to have withheld voting for all of the other nominees.  If you do not vote for any of the nominees, you will be deemed to have withheld voting for any of the nominees.  You will in each case still be deemed present for purposes of establishing a quorum for the annual meeting.  The Directors of Lincolnway Energy recommend the election of the three nominees.

I hereby vote FOR the following nominees for director (TO VOTE FOR A NOMINEE PLACE AN "X" IN THE BOX NEXT TO THE NAME OF THE NOMINEE)

☐	Richard Johnson	☐	James Hill	☐	Kurt Olson

Ratification of Selection of Lincolnway Energy's Auditor

I hereby vote as follows with respect to the selection of McGladrey & Pullen, LLP to act as the independent auditor for Lincolnway Energy for the fiscal year ending September 30, 2010.  The Directors recommend a vote for this proposal.  (PLACE AN "X" IN THE BOX WHICH SETS OUT HOW YOU WANT TO VOTE ON THIS MATTER)

☐	FOR	☐	AGAINST	☐	ABSTAIN

A member abstaining will be counted for quorum purposes, but the units of the member will not be counted as votes cast for or against the vote on the ratification of the selection of Lincolnway Energy's auditor.

Dated: __________________, 2010.

[SIGNATURE BLOCK FOR INDIVIDUALS	[SIGNATURE BLOCK FOR ENTITY]
OR JOINT—BOTH parties must sign]	(Corporation, Partnership, Trust, IRA)

(Signature 1)	(PRINTED Entity Name)
Printed Name 1:	By:
(Authorized Signature)
Printed Authorized Name:
(Signature 2)
Printed Name 2:	Title: